United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Golfsmith International Holdings, Inc. — GOLF
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Golfsmith International Holdings, Inc.
11000 N. IH-35
Austin, Texas 78753

Dear Stockholder:
     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders of Golfsmith International Holdings, Inc. (the “Company”) to be held at our corporate headquarters at 11000 N. IH-35, Austin, Texas 78753 on Tuesday, May 6, 2008, at 8:00 a.m. (CDT).
     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.
     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.
     It is important that your shares be represented at the meeting. Please review the instructions on the proxy or voting instruction card. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or follow the alternate voting procedures described on the proxy.

Sincerely,
/s/ Martin Hanaka
Martin Hanaka
Chief Executive Officer, President and
Chairman of the Board

Golfsmith International Holdings, Inc.
11000 N. IH-35
Austin, Texas 78753

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 6, 2008

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Golfsmith International Holdings, Inc., a Delaware corporation, will be held at its corporate headquarters at 11000 N. IH-35, Austin, Texas, 78753 on Tuesday, May 6, 2008, at 8:00 a.m. (CDT), for the following purposes:
1.	The election of nine directors to serve one-year terms expiring at the later of the annual meeting of stockholders in 2009 or until a successor is elected and qualified;

2.	The ratification of the selection of Ernst & Young, LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 3, 2009; and

3.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.
     The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters that may be properly presented at the annual meeting.
     Stockholders of record at the close of business on March 10, 2008, will be entitled to vote at the meeting and any adjournment or postponement thereof. If you wish to vote your shares at the meeting, the inspector of elections will be available to record your vote at the meeting site beginning at 7:30 a.m. (CDT) on the date of the meeting. Voting is expected to close at the commencement of the meeting.
     You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed proxy and return it in the enclosed prepaid envelope or follow the alternative voting procedures described on the proxy.

By Order of the Board of Directors
/s/ R. Scott Wood
R. Scott Wood
Secretary
March 26, 2008

i

Management Consulting Agreement	28
Indemnification Agreements and Liability Insurance	29
MISCELLANEOUS	29
Voting on Other Matters	29
Proposal of Stockholders for the 2009 Annual Meeting	29
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30

ii

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES
Date, Time and Place of Meeting
     The Board of Directors of Golfsmith International Holdings, Inc. (the “Company”) is soliciting your proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate headquarters at 11000 N. IH-35, Austin, Texas 78753, on Tuesday, May 6, 2008, at 8:00 a.m. (CDT) and any adjournment or postponement of the Annual Meeting. We are initially mailing this Proxy Statement and the accompanying proxy card to stockholders of the Company on or about March 28, 2008.
Record Date, Outstanding Shares and Quorum
     Only holders of record of the Company’s common stock at the close of business on March 10, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, we had 15,777,145 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present at the Annual Meeting, either in person or by proxy, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention is the same as a vote against a proposal, except that abstentions have no effect on the election of directors. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter. Please note that banks and brokers will vote their clients’ shares only if the proposal is a matter on which they have discretion to vote (such as the election of directors and the ratification of our independent registered public accounting firm), or if their client provides instructions on how to vote by following the instructions provided by such broker.
Voting Rights and Voting of Proxies
     Holders of the Company’s common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy), which means that the nine nominees with the most votes will be elected. Approval of Proposal No. 2 requires approval by the holders of a majority of the shares of common stock present at the Annual Meeting (either in person or by proxy). Abstentions and broker non-votes will not have an effect on determining the number of shares voted.
Solicitation and Voting of Proxies
     The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company for use at the Annual Meeting. You can submit your proxy card by mailing it in the envelope provided. If your proxy card is properly completed and received, and is not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal No. 1 and in favor of Proposal No. 2. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment. Most beneficial owners whose stock is held in street name receive voting instructions forms from their banks, brokers or other agents, rather than the Company’s proxy/voting instruction card. Beneficial owners may also be able to vote by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent. The method of voting used will not limit a stockholder’s right to attend the Annual Meeting.
Who can attend the meeting?
     Subject to space availability, all common stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 7:45 a.m. (CDT). If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.
Expenses of Solicitation
     The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and the Company’s 2007 Annual Report to Stockholders. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.
Revocation of Proxies
     If you submit the enclosed proxy card, you may revoke it at any time before voting takes place at the Annual Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of the Company a signed proxy with a later date than the proxy you want to revoke; or (3) attend the Annual Meeting and vote in person. For this purpose, communications should be addressed to R. Scott Wood, Secretary, 11000 N. IH-35, Austin, Texas, 78753, and must be received before the time that the proxy you wish to revoke is voted. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE
Proposal 1
ELECTION OF DIRECTORS
     Our board of directors (the “Board of Directors”) consists of nine members, five of whom are affiliated with First Atlantic Capital, Ltd. Our amended and restated certificate of incorporation provides that members of our Board of Directors will be elected to one-year terms. The terms of each of our nine current directors will expire at the Annual Meeting, and each of the directors has been nominated for reelection to serve until the next Annual Meeting or until a successor is elected and qualified. In the case of a vacancy occurring on the Board of Directors during the year, the remaining Board of Directors may elect another director as a replacement, may leave the vacancy unfilled or may reduce the number of directors.
     A stockholder may (a) vote for the election of any one or more of the nominees, or (b) withhold authority to vote for one or more of the nominees by so indicating on the proxy card. Your shares will be voted as you specify on the enclosed proxy card or as you instruct via the alternative voting procedure described on the proxy card. If you sign, date and return the proxy card without specifying how you want your shares voted, they will be voted for the election of the Director nominees. If unforeseen circumstances (such as death or disability) require the Board of Directors to substitute another person for any of the Director nominees, your shares will be voted for that other person.
     Directors are elected by a plurality of votes of the shares represented at the meeting and entitled to vote. The effects of abstentions and “broker non-votes” are discussed under “Information About the Meeting, Voting and Proxies.”
NOMINEES
     The following table sets forth information as to each nominee for election, including their age (as of the Record Date), background and principal occupations:

	Principal Occupation, Business	Director
Name and Age	Experience and Directorships	Since
Martin Hanaka 58	Martin E. Hanaka became a director and the Chairman of the Board in April 2007, Chief Executive Officer on January 9, 2008, and serves on our Compensation and Nominating Committees. Mr. Hanaka has served as Chairman Emeritus of the board of directors of The Sports Authority, Inc. since June 2004. Mr. Hanaka was the Chairman of the Board of The Sports Authority, Inc. from November 1999 until June 2004 and was its Chief Executive Officer from September 1998 until August 2003. Mr. Hanaka joined The Sports Authority, Inc.’s Board of Directors in February 1998. From 1994-1997, Mr Hanaka was president, Chief Operating Officer and a director of Staples, Inc. Mr. Hanaka is also a director of Transworld Entertainment Corp., a leading retailer of movies, music and games. Mr. Hanaka also serves on the board of governors of the Boys and Girls Club of America.	2007

Thomas Berglund 47	Thomas A. Berglund became a director in May 2007, and has been a Managing Director of First Atlantic Capital, Ltd. since 2004. Prior to joining First Atlantic Capital, Ltd. Mr. Berglund had been a partner at Jupiter Partners, a middle-market private equity firm since 1994. He is currently a director of Precision Parts International.	2007

	Principal Occupation, Business	Director
Name and Age	Experience and Directorships	Since
Roberto Buaron 61	Roberto Buaron became a director in October 2002, and serves on our Nominating Committee. Mr. Buaron has been the Chairman and Chief Executive Officer of First Atlantic Capital, Ltd. since he founded the firm in 1989. From 1986 to 1989, Mr. Buaron was a senior partner with Overseas Partners Inc., a New York middle market private equity firm.	2002

Glenda Chamberlain 54	Glenda Chamberlain became a director in August 2006, and serves on our Audit and Compensation Committees. Ms. Chamberlain has been the Executive Vice President and Chief Financial Officer of Whole Foods Market, Inc. since 1988, and prior to that held various positions in public accounting, retail and businesses consulting. She also serves on the board of directors, the compensation committee and audit committee for Credit Acceptance Corporation.	2006

James Grover 36	James Grover became a director in October 2002. Mr. Grover has been a Managing Director at First Atlantic Capital, Ltd. since March 2007. Prior to that Mr. Grover served as a principal at First Atlantic Capital, Ltd. since May 2004, as a Vice President from August 2000 until May 2004, and as an associate from July 1998 until August 2000. Mr. Grover is a director of Prestolite Electric, Inc., Precision Parts International and Country Pure Foods, Inc.	2002

Thomas G. Hardy 62	Thomas G. Hardy became a director in October 2002. Mr. Hardy has served as an Operating Partner for an affiliate of First Atlantic Capital, Ltd. since August 2004. Mr. Hardy has been the Chairman of the Board of Trustees of the American University of Paris since May 2003 and a member of the Advisory Board of Main Street Resources, a private equity fund specializing in small and medium sized management buy-outs since May 2002.	2002

Marvin E. Lesser 66	Marvin E. Lesser became a director in June 2006, and serves as Chairman of our Audit Committee. Mr. Lesser has been the Managing Partner of Sigma Partners, L.P., a private investment partnership, since 1993, and the President of Alpina Management, L.L.C., an investment advisor, since 2000. He is a director of USG Corporation and St. Moritz 2000 Fund, Ltd.	2006

James Long 65	James Long became a director in October 2002. Mr. Long has been a Senior Advisor to First Atlantic Capital, Ltd. since January 1, 2005, and has been a Managing Director at First Atlantic Capital, Ltd. since 1991. From 1970 to 1975, Mr. Long was Director of Acquisitions for The Sperry and Hutchinson Company.	2002

Noel Wilens 45	Noel Wilens became a director in October of 2002, serves on our Compensation Committee, and as chairman of our Nominating Committee. Mr. Wilens has been a Managing Director of First Atlantic Capital, Ltd. since May 2004. From May 2001 until May 2004, he was a principal at First Atlantic Capital, Ltd. From October 1995 until May 2001, Mr. Wilens was a general partner of Bradford Equities Fund, L.L.C., a New York-based private equity firm. Mr. Wilens serves as a director of Prestolite Electric, Precision Parts International, and Country Pure Foods, LLC.	2002
     Beneficial ownership information for these individuals is shown under the heading “Security Ownership of Directors and Executive Officers” and is based on information furnished by the respective individuals.
     The Board of Directors recommends that you vote to elect Mr. Hanaka, Mr. Berglund, Mr. Buaron, Ms. Chamberlain, Mr. Grover, Mr. Hardy, Mr. Lesser, Mr. Long, and Mr. Wilens as directors for a one-year term.

Proposal 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Company’s Audit Committee recommends to the stockholders the ratification of the selection of Ernst & Young, LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2008. Ernst & Young has served as the independent registered public accounting firm for the Company since 1994.
Pre-Approval Policy
     A representative of Ernst & Young will be present at the Annual Meeting, may make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Audit Committee pre-approves and reviews audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. To avoid certain potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly-traded company from obtaining certain non-audit services from its independent registered public accounting firm. During fiscal 2006 and 2007, the Company did not engage Ernst & Young to provide any prohibited non-audit services and obtained such services as necessary from other service providers. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Report of the Audit Committee” and “Committees of the Board of Directors.” The Audit Committee pre-approved all audit services provided by Ernst & Young in fiscal 2007. In the future, the Company may engage Ernst & Young to provide certain permitted audit-related and non-audit services in accordance with applicable law.
Fees Paid to Independent Registered Public Accounting Firm
     The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2007 and 2006, by Ernst & Young:

	2007		2006
Audit fees	$395,463		$992,816	(1)
Audit-related fees	17,600		—
Tax fees	43,940	(2)	218,550	(2)
All other fees	1,624		1,624

	$458,627		$1,212,990

(1)	Includes approximately $673,000 in fees related to the Company’s filing of a registration statement in connection with its initial public offering.

(2)	Tax services include professional services rendered for preparation of the Company’s federal and state income tax returns and for tax consulting associated with regulatory tax agencies.

     In the event the stockholders fail to ratify the appointment of Ernst & Young, the Audit Committee will consider the possible selection of other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company and its stockholders.
     The Board of Directors Recommends that you vote FOR Proposal 2.

REPORT OF THE AUDIT COMMITTEE
     The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
          The Audit Committee operates under a written charter, a copy of which is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.”
     As of March 10, 2008, the Audit Committee was comprised of Marvin E. Lesser and Glenda Chamberlain. Mr. Lesser and Ms. Chamberlain are independent directors, as defined in Item 401(h) of Regulation S-K of the U.S. Securities and Exchange Commission (the “SEC”) and the rules of the Nasdaq Global Market (“Nasdaq”). Martin Hanaka, Chairman of the Board of Directors was an independent director and a member of the Audit Committee until January 9, 2008, when Mr. Hanaka was appointed interim Chief Executive Officer following the resignation of our former Chief Executive Officer, James Thompson. Upon taking his position as interim Chief Executive Officer, Mr. Hanaka stepped down as a member of the Audit Committee in order to comply with the audit committee independence requirement as set forth in Marketplace Rule 4350 of Nasdaq Stock Market, Inc. (“Nasdaq”), leaving two directors on that Committee. Rule 4350 requires a listed issuer to have an audit committee consisting of at least three independent directors. The Company notified Nasdaq on January 23, 2008 that the Company no longer had three independent directors, which notification was expected to trigger a non-compliance response letter from Nasdaq.
     On January 23, 2008, the Company received a Staff Determination letter from Nasdaq stating that the Company no longer complied with the requirements for continued listing because it no longer satisfied the audit committee requirements set forth in Nasdaq Marketplace Rule 4350. Consistent with Nasdaq Marketplace Rule 4350(d)(4), Nasdaq provided the Company with a cure period until July 7, 2008 in order to regain compliance. The Company expects to fill the vacancy created by Mr. Hanaka’s resignation from the Audit Committee prior to July 7, 2008 by appointing a new independent director to the Audit Committee.
     Notwithstanding the deficiency described above, the Board of Directors has determined that Mr. Lesser and Ms. Chamberlain, both independent directors, each qualify as “audit committee financial expert(s)” in accordance with SEC rules. Stockholders should understand that this designation is an SEC disclosure requirement related to Mr. Lesser’s and Ms. Chamberlain’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Lesser or Ms. Chamberlain any duties, obligations or liabilities that are greater than are generally imposed on either of them as members of the Audit Committee and the Board of Directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.
     The primary focus of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit function. Management has the primary responsibility for preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with applicable accounting standards, and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards in the United States. Members of the Audit Committee are not auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules.
     In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the audited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007, were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged With Governance.” The Audit Committee’s discussions with the independent registered public accounting firm were held both with and without management present, and included the scope of their respective audits, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.
     In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and approved the fees for audit services provided by Ernst & Young. During fiscal 2006 and 2007, the Company did not engage Ernst & Young to provide any prohibited non-audit services in light of the possible effect of the performance of such services on the auditor’s independence.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2007, as filed with the SEC on March 6, 2008. The Audit Committee has recommended (which recommendation was adopted by the Board of Directors) the selection of the Company’s independent registered public accounting firm, subject to stockholder approval.
AUDIT COMMITTEE
Marvin E. Lesser, Chairman
Glenda Chamberlain

GOVERNANCE OF THE COMPANY
     Our Board of Directors takes corporate governance very seriously and is committed to sound corporate governance practices. Our Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s amended and restated bylaws (the “Amended and Restated Bylaws”), the Board of Directors is to consist of not fewer than five, nor more than thirteen directors. Our Board of Directors currently consists of nine directors. During 2007, the Board of Directors met seven times (not including committee meetings) and took action by written consent on two other occasions. The Company does not have a policy on attendance at the annual meeting; however, eight out of our nine nominee directors attended the Annual Meeting in 2007.
CODE OF BUSINESS CONDUCT AND ETHICS
     The Company has adopted a Code of Ethics for Senior Executives and Financial Officers, which applies to the Chief Executive Officer, Chief Financial Officer, Vice President—Finance and Accounting Operations, Controller and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. Additionally, the Company has adopted a Code of Business Conduct and Ethics which applies to all directors, officers and employees. Copies of each of these codes are available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.” The information on the Company’s website is not incorporated by reference in this Proxy Statement. The Company will disclose, on a Form 8-K, amendments to provisions of the Code of Ethics and the Code of Business Conduct and Ethics by posting such amendments on its website. In addition, any such amendments, as well as any waivers of the Code of Ethics for directors or executive officers, will be disclosed in a report on a Form 8-K.
INDEPENDENCE OF DIRECTORS
     The Company is a “controlled company” under the Nasdaq corporate governance rules. A “controlled company” is a company of which more than 50% of the voting power is held by an individual, group or another company. Based on a voting rights and stockholders’ agreement among Atlantic Equity Partners III, L.P. (“Atlantic Equity Partners”), and Carl Paul and Franklin Paul, Atlantic Equity Partners holds more than 50% of our voting power. Among other things, the controlled company exemption eliminates the requirements that (1) a majority of the Board of Directors consist of independent directors, and (2) the Company establish a nominating committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purpose and responsibilities of the compensation committee. The “controlled company” exemption does not modify the independence requirements for our Audit Committee. In addition, if the Company ceases to qualify as a “controlled company” in the future, the Board of Directors will be required to be composed of a majority of independent directors and the Compensation and Nominating Committees will be required to be composed entirely of independent directors within one year of the date that the Company ceases to be a “controlled company”.
     Notwithstanding the controlled company exemption, the Board of Directors has determined that two of its nine members are independent directors in accordance with the requirements of the Nasdaq Global Market. These requirements include a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the rules of the Nasdaq Global Market, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the Board of Directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management. The Board of Directors has reviewed the independence of the current non-

management directors under these standards and found Mr. Lesser and Ms. Chamberlain to be independent. Martin Hanaka, our interim CEO is not an employee and no employees serve on the Company’s Board of Directors.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     The Board of Directors has established a process to receive communications from stockholders. Stockholders who wish to communicate with the Board of Directors, or individual directors, may send correspondence to them care of R. Scott Wood, Secretary of the Company, 11000 North IH-35, Austin, Texas, 78753.
     The Board of Directors has instructed the Secretary to review all communications so received to determine whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the Board of Directors will be forwarded promptly to the addressee. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.
COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors has designated an Audit Committee, a Compensation Committee and a Nominating Committee. The members of each committee are appointed by the Board of Directors and serve one-year terms.
Audit Committee
     The Audit Committee currently consists of Mr. Lesser (Chairman) and Ms. Chamberlain. Mr. Lesser and Ms. Chamberlain are independent directors, as defined in Item 401(h) of Regulation S-K of the SEC and the rules of Nasdaq. Martin Hanaka, Chairman of the Board of Directors was an independent director and a member of the Audit Committee until January 9, 2008, when Mr. Hanaka was appointed interim Chief Executive Officer when our previous CEO, James Thompson, resigned. Upon taking his position as interim Chief Executive Officer, Mr. Hanaka stepped down as a member of the Audit Committee in order to comply with the audit committee independence requirement as set forth in Marketplace Rule 4350 of Nasdaq Stock Market, Inc. (“Nasdaq”), leaving two directors on that Committee. Rule 4350 requires a listed issuer to have an audit committee consisting of at least three independent directors. The Company notified the Nasdaq on January 23, 2008 that the Company no longer had three independent directors, which notification was expected to trigger a non-compliance response letter from Nasdaq.
     On January 23, 2008, the Company received a Staff Determination letter from Nasdaq stating that the Company no longer complied with the requirements for continued listing because it no longer satisfied the audit committee requirements set forth in Nasdaq Marketplace Rule 4350. Consistent with Nasdaq Marketplace Rule 4350(d)(4), Nasdaq provided the Company with a cure period until July 7, 2008 in order to regain compliance. The Company expects to fill the vacancy created by Mr. Hanaka’s resignation from the Audit Committee prior to July 7, 2008 by appointing a new independent director to the Audit Committee.
     All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise. The Company believes that Mr. Lesser and Ms. Chamberlain meet the requirements for a financial expert under the Sarbanes-Oxley Act of 2002 and as defined by Item 401(h) of Regulation S-K of the SEC. The Company’s Board of Directors has adopted a charter setting forth the responsibilities of the Audit Committee, which include:
•	retaining and terminating the Company’s independent auditor;

•	discussing the scope and results of the audit with the independent auditor, and reviewing with management and the independent accountant the Company’s interim and year-end operating results;

•	reviewing the adequacy of the Company’s internal accounting controls and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by the independent auditor.

     The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee” herein, and the Audit Committee charter, a copy of which is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.” During 2007, the Audit Committee met eight times.
Compensation Committee
     The Compensation Committee currently consists of Mr. Hanaka (Chairman), Ms. Chamberlain and Mr. Wilens. The Company’s Board of Directors has adopted a charter setting forth the responsibilities of the Compensation Committee, which include:
•	determining the compensation of the Chief Executive Officer based on the achievement of corporate objectives (Mr. Hanaka has recused himself from any discussion or vote on his compensation as interim CEO);

•	reviewing and recommending approval of compensation of the Company’s executive officers;

•	administering the Company’s equity incentive plans; and

•	reviewing and making recommendations to the Company’s Board of Directors with respect to incentive compensation and equity plans.
               During 2006, the Compensation Committee met twice and took action by written consent four times. The Compensation Committee is governed by a written charter, a copy of which is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.”
Compensation Committee Interlocks and Insider Participation
               During 2007, the following directors served as members of our Compensation Committee: Noel Wilens and Martin Hanaka.
               Mr. Hanaka currently serves as our Chief Executive Officer. Mr. Hanaka does not, and did not in 2007, participate in any Compensation Committee or Board of Directors discussion or approval of his own compensation. Mr. Wilens served as an officer and a member of the Compensation Committee prior to our initial public offering. Ms. Chamberlain was appointed to the Compensation Committee in February 2008.
               None of the members of the Compensation Committee during 2007, or as of the date of this proxy statement, had any relationship requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers serve on the compensation committee or board of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.
          The report of the Compensation Committee appears on page 20.
Nominating Committee
     The Nominating Committee currently consists of Mr. Buaron, Mr. Hanaka and Mr. Wilens (Chairman). The Company’s Board of Directors has adopted a charter setting forth the responsibilities of the committee, which include:

•	developing and recommending criteria for selecting new directors and evaluating and recommending nominees to the Board of Directors;

•	supervising the selection and composition of committees for the Board of Directors;

•	evaluating the performance of the Board of Directors and of individual directors; and

•	identifying and recommending to the Board of Directors individuals qualified to become executive officers.
The Nominating Committee met twice in 2007 and is governed by a written charter, a copy of which is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.”
DIRECTOR NOMINATION PROCESS
     Directors may be nominated by the Board of Directors or by stockholders in accordance with the Company’s Amended and Restated Bylaws and consistent with the terms of the management rights agreement by and between the Company and Atlantic Equity Partners (the “Management Rights Agreement”), for so long as the Management Rights Agreement is in place. As a matter of course, the Nominating Committee reviews the qualifications of various persons to determine whether they represent good candidates for consideration for membership on the Board of Directors. The Nominating Committee reviews all proposed nominees for the Board of Directors, including those proposed by stockholders. The Nominating Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. This process includes a review of the candidate’s character, judgment, experience, independence, understanding of our business or related industries and such other factors as the Nominating Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating Committee selects qualified candidates and reviews its recommendations with the Board of Directors, which will decide whether to invite a candidate to be a nominee for election to the Board of Directors. The Company does not currently pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. The Management Rights Agreement allows Atlantic Equity Partners to designate, after the Company ceases to be a controlled company under the rules of the Nasdaq Global Market, a certain number of directors for nomination to the Board until Atlantic Equity Partners’ ownership falls below 10%.
     Stockholder recommendations for director candidates may be submitted to the Secretary of the Company at 11000 N. IH-35, Austin, Texas, 78753, and such recommendations will be forwarded to the Nominating Committee. Such nominations must be made in accordance with the provisions of the Company’s Amended and Restated Bylaws, including the requirement that they are received by the Secretary of the Company not less than 90 days prior to any meeting of stockholders called for the election of directors.

EXECUTIVE OFFICERS
          Certain information concerning the Company’s executive officers and key employees is set forth below:
          Martin E. Hanaka, age 58, became a director and Chairman of the Board in April 2007, and interim Chief Executive Officer on January 9, 2008. Mr. Hanaka serves on our Nominating Committee and as chair of our Compensation Committee. Mr. Hanaka is not an employee of the Company. Mr. Hanaka has served as Chairman Emeritus of the board of directors of The Sports Authority, Inc. since June 2004. Mr. Hanaka was the Chairman of the Board of The Sports Authority, Inc. from November 1999 until June 2004 and was its Chief Executive Officer from September 1998 until August 2003. Mr. Hanaka joined The Sports Authority, Inc.’s board of directors in February 1998. From 1994-1997, Mr Hanaka was president, Chief Operating Officer and a director of Staples, Inc. Mr. Hanaka is also a director of Transworld Entertainment Corp, a leading retailer of movies, music and games. Mr. Hanaka also serves on the board of governors of the Boys and Girls Club of America.
     Virginia Bunte, age 42, joined us in 1995 and has served as our Treasurer and Chief Financial Officer since January 2003 and as a Senior Vice President since February 2006. From 1995 to 2003, Ms. Bunte served in various positions with us including Assistant Controller, Controller and Vice President — Finance.
     Matthew Corey, age 41, joined us in November 2004 as our Vice President — Marketing. Prior to joining us, Mr. Corey served as Vice President — Marketing and eCommerce for The Bombay Company from April 2002 until November 2004 and prior to that as Senior Manager of marketing and operations, business development strategy and partnerships for The Home Depot, Inc. from October 1999 until February 2002.
          Gillian Felix, age 39, joined us in August 2006 as our Vice President – Human Resources, and was promoted to Senior Vice President — Human Resources and Guest Experience in October 2007. Prior to joining us Ms. Felix served as Vice President of Human Resources for Hoover’s, Inc. since February 2005. Ms. Felix served as Vice President of Human Resources at NextLeft between October 2003 and November 2004. Previously she held various management roles for Virgin Retail, Inc. in London, United Kingdom and in the United States between June 1989 and September 2003.
     Frederick Quandt, age 38, joined us in 1995 and became Senior Vice President — Merchandising in February 2006. Prior to that, from October 2002 to February 2006, he served as our Vice President — Merchandising. From 1995 until October 2002, Mr. Quandt served as Director of Merchandising and Divisional Merchandise Manager and in various other merchandising positions.
     Andrew Spratt, age 37, joined us in October 2007 as our Vice President-Information Services. From February 2003 to October 2007, Mr. Spratt was an IT Management Consultant to British Petroleum. Prior to that, from February 2001 through April 2003, Mr. Spratt served as Operations Director for Interliant UK, and previous to that from January 2000 through February 2001, he was Head of IT Operations within the Caudwell Group. Previous to these positions from 1992 to 2000, Mr. Spratt held various management roles within Swissair’s airline services business.
COMPENSATION DISCUSSION AND ANALYSIS
          This compensation discussion describes the material elements of the compensation awarded to, earned by, or paid to our officers identified in the Summary Compensation Table who are considered to be “named executive officers” during our last fiscal year. Named executive officers consist of any individual who served as our Chief Executive Officer during 2007, any individual who served as our Chief Financial Officer during 2007, and the three other executive officers who received the highest amount of total compensation in 2007. For purposes of this section, “named executive officers” refers to: James D. Thompson, former Chief Executive Officer; Virginia Bunte, Chief Financial Officer; David M. Pritchett, former Senior Vice President – Retail; Frederick Quandt, Senior Vice President – Merchandising; and Gillian Felix, Senior Vice President—Human Resources and Guest Experience.

Objectives of Compensation Programs
          The primary objective of our executive compensation program is to attract talented executives to our management team and to align management activities with the creation of long-term value for our stockholders. To achieve this goal, we utilize data from third-party compensation specialists to enhance our compensation plans in order to encourage and reward all employees for financial and operating performance and leadership excellence. We have an employment agreement with our Chief Financial Officer detailing her compensation. Elements of compensation for our other named executive officers consist of: (a) annual base salary; (b) annual cash bonus based on achievement of clear corporate goals; (c) stock-based compensation to align executive goals with stockholder value; (d) perquisites and other personal benefits; and (e) severance benefits.
Setting Executive Compensation and Role of Chief Executive Officer in Compensation Process
          In deciding on the type and amount of compensation for each executive officer, we focus on the market value and current pay of the individual. We combine the compensation elements for each executive officer in a manner we believe optimizes the executive officer’s contribution to the Company.
          In 2007 we retained Aon Corporation (“Aon”) to (a) evaluate the Company’s compensation philosophy as it relates to base and variable pay; (b) administer compensation surveys to the Company’s executive officers, including the CEO and the CFO; (c) provide industry data related to executive compensation in similarly-sized organizations, including the market for comparable positions in Austin, Texas; and (d) prepare a report detailing its findings and generally identifying which of the Company’s named executive officers were compensated at the 50th or higher percentile for similar positions (the “Aon Report”). We have supplemented the Aon Report with reports from Mercer Corp., Watson Wyatt, and Economic Research Institute (jointly, the “Compensation Surveys”) on compensation for executives in our peer group.
          The peer group did not focus on specific companies, but instead identified peer groups of national companies with annual revenue between $300 million and $700 million with an average of $500 million. The data was compiled to show 50th and 75th percentiles for base and total cash compensation, median bonus target as a percentage of payroll. The surveys used do not specify specific peer group companies, but include, for example, (a) the Mercer 2006 Retail Compensation and Benefits Survey with 200 retail participants; (b) the Mercer 2006 Financial, Accounting & Legal Survey with 2,332 companies; (c) the Mercer 2006 IT Survey with 2,000+ companies; (d) the Watson Wyatt 2006 Middle Management Survey with over 200 companies; and (e) the Economic Resources Institute 2006 Salary Assessor.
          Our Compensation Committee seeks to maintain compensation for named executive officers between the 50th and 75th percentile for each position, as identified by the Compensation Surveys.
          Our Compensation Committee expects to rely on the Aon Report and Compensation Surveys, or future updates of the same, to determine 50th percentile compensation amounts for any given executive position, which is then used as a target compensation figure for that position. Otherwise, the Compensation Committee has not relied on, and has not determined how it wishes to implement, any suggestions from the Aon Report.
          The Compensation Committee does not use a formulaic approach in determining the appropriate compensation mix for any named executive officer. Rather, it determines each executive officer’s base salary, annual bonus and equity grant compensation by considering both the external market data, including the Aon Report and Compensation Surveys, and internal equity amongst our executive officers based on their experience, performance, and the nature and scope of their roles within the organization. The Compensation Committee’s goal in setting the components of compensation is to provide a competitive total compensation package that balances market competitiveness to attract and retain talented employees with internal equity and also provides a sufficient portion of total compensation tied to individual and corporate performance.
          The Compensation Committee has not adopted a policy with regard to the relationship of compensation among the named executive officers or other employees, but may consider the appropriateness of an individual named executive officer’s compensation relative to the compensation of other executive officers in determining actual compensation. The Compensation Committee considered no such factors in reaching the decisions discussed herein. Notwithstanding the foregoing, the Compensation Committee seeks to maintain base and total cash compensation for named executive officers between the 50th and 75th percentile of total targeted compensation for each position as identified by the Compensation Surveys and median bonus target as a percentage of payroll.
          The process described above was followed twice in 2007, when our Senior Vice President-Human Resources, Ms. Felix, identified and prepared job descriptions for then open executive positions including our Vice President—Information Technology and Vice President—Finance and Accounting. Ms. Felix reviewed the Aon Report for total targeted compensation for similar positions in other retail corporations and presented a plan to Mr. Thompson, our former CEO, detailing target compensation for each open position. Mr. Thompson discussed the target compensation with the Compensation Committee and the Committee approved, with certain modifications, the proposed package for the new hires.
          Variations from this procedure may occur as dictated by the experience level of the individual or market factors. Additionally, on an annual basis, we benchmark our compensation structure against peer companies to ensure we are competitive and to establish annual salary increases and equity grants, if any.
          During 2007, our CEO did not discuss his own compensation with the compensation consultant, except to the extent of completing the compensation survey administered by the compensation consultant, and did not have any influence over our Compensation Committee’s final decision regarding his own compensation. Further, our CEO had no influence over the Compensation Committee’s decisions regarding his own compensation.
          Our CEO is involved in compensation discussions related to other named executive officers in that he approves any plan prepared by our SVP Human Resources for base, annual bonus or equity compensation prior to submission of the plan to our Compensation Committee for approval.
          The Compensation Committee has the right to exercise discretion in modifying any compensation plan recommended by our CEO and ultimately approves all compensation decisions for the Company’s executive officers.
          A significant percentage of total compensation is expected to be allocated to incentives as a result of the philosophy discussed above. There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, we review individual performance and intend to use information provided by Aon Corporation to determine the appropriate level and mix of incentive compensation.
     Elements of Compensation
     Our compensation program consists of four basic elements:
•	base salary;

•	annual cash bonus;

•	stock-based compensation;

•	perquisites and other personal benefits; and

•	severance benefits.

Base salary
          We believe base salaries are an essential element of a competitive compensation program to attract and retain qualified executives. In 2007, we paid Mr. Thompson, our then Chief Executive Officer, in accordance with his employment agreement. We pay our interim Chief Executive Officer, Mr. Hanaka, pursuant to our Non-Employee Director Compensation Plan, or as otherwise administered by the Board of Directors. Additionally, we pay our Chief Financial Officer’s base salary in accordance with the terms of her employment agreement.
          For other named executive officers, we determine base salaries by (a) identifying a position and responsibilities associated therewith; (b) identifying the 50th percentile amount; and (c) examining the individual’s experience and anticipated or actual contribution to the organization as a whole. Our Compensation Committee annually reviews and periodically adjusts salaries of its executive officers based on individual performance during the prior calendar year, cost of living, and changes in executive responsibilities. Our Compensation Committee anticipates that base salaries for named executive officers will not increase in 2008.
          We plan, over the next five years, to rely on the Aon Report and Compensation Surveys, or future updates of the same or similar surveys, to assist in hiring and retaining talented executives and in determining their competitive total compensation packages. The Compensation Committee seeks to create and maintain an internally consistent compensation program. However, the similarities or differences in the amounts of the compensation among our named executive officers, if any, are generally attributable to differences in the Compensation Surveys for the positions held by those executives and those differences reflect the scope of authority and responsibility for the relevant positions. Unless individual employment agreements provide otherwise, for executive officers whose compensation either exceeds or is under the 50th percentile of base and annual bonus compensation, the Compensation Committee plans to adjust their compensation levels to bring them closer to the 50th percentile, taking into account individual skills, experience and performance.
Annual bonus program
          We believe the payment of cash bonuses provides meaningful incentives, rewards performance that benefits our business and is consistent with creation of stockholder value. Our annual bonuses are designed to be earned and paid to our named executive officers at the discretion of our Compensation Committee. Any potential annual bonuses are based upon achievement of earnings before interest, taxes, depreciation and amortization (EBITDA) targets. The Company’s Compensation Committee may exercise full discretion to award or withhold any and all annual bonus compensation without regard to attainment or non-attainment of relevant performance goals.
          The Compensation Committee did not set an annual bonus plan in 2007 for our named executive officers and, exercising its discretion, did not pay out any annual bonus for fiscal 2007 performance.
          On February 27, 2008, the Compensation Committee approved a cash bonus plan for our employees, including our named executive officers, for the year 2008 (the “2008 Bonus Plan”). The 2008 Bonus Plan is intended to assist us in attracting, retaining and motivating executive officers and key employees, and to reward them for assisting in achievement of our operational and strategic goals during fiscal 2008. The 2008 Bonus Plan was adopted to provide an outcome-based annual cash incentive to executive officers and key employees. Payments under the 2008 Bonus Plan, if any, are contingent upon our achievement of certain corporate objectives, as well as the employee’s continued employment with us on the date of payment. The payment date for executive officers is expected to be in the first quarter of fiscal 2009.
          The Compensation Committee set an EBITDA target as a condition to funding the 2008 Bonus Plan. We believe that Instruction 4 to Item 402(b) of Regulation S-K is applicable to the specific EBITDA target because such disclosure would cause us competitive harm as the financial target involves confidential information. Other than historical targets, we treat our internal financial targets as confidential, have not disclosed these targets publicly in the past and do not plan to disclose these targets publicly in the future prior to announcement of financial results for the given year. We believe competitors could use this information in devising their own market and growth strategies in order to compete more successfully with us. If we were to fail to attain targets for a particular fiscal period, we believe competitors could use that information in competing with us for both business and employees. Moreover, if existing and potential vendors or competitors were able to gain access to the forecasted revenue, operating income and net income reflected in our performance targets, we believe those vendors or competitors may be able to estimate our projected gross margins and then use that information to negotiate lower prices for our services. We believe that given the general economic conditions and slow growth in the retail golf market, it may be difficult for the executive officers to achieve their goals in order to be eligible for a bonus in fiscal 2008.
          While the Compensation Committee did not set specific individual performance targets for our named executive officers, other than the EBITDA target discussed above, it has identified the potential annual bonus for executive officers as a percentage of base salary by rank as follows:

Position	Potential Annual Bonus as a Percentage of 2008 Base Salary
Senior Vice President	0-40%
Vice President	0-25%
          The 2008 Bonus Plan includes a potential bonus for Virginia Bunte, the Chief Financial Officer. If we achieve the EBITDA target, we will pay an annual bonus to Ms. Bunte pursuant to the terms of her employment agreement. We expect to disclose any annual bonus plan for our new Chief Executive Officer when he or she is appointed. Among the named executive officers to whom the 2008 Bonus Plan applies are Matthew Corey, Vice President—Marketing and Brands; Gillian Felix, Senior Vice President—Human Resources and Guest Experience; and Frederick Quandt, Senior Vice President—Merchandising.
          Notwithstanding the foregoing, the Compensation Committee retains full discretion to grant a bonus at fiscal year end and may decide to award or withhold an award for an individual based upon overall Company performance or upon each named executive officer’s personal performance during the year.
Stock-based compensation
          We believe stock-based compensation provides appropriate long-term incentives to our executives and aligns their interests with those of our other equity holders. The Compensation Committee considers and grants options to our executives and employees at regularly scheduled meetings. The exercise price of our options is the closing price of our common stock on the date of the grant. Equity grants are determined not on any individual basis, but are instead equal for executives sharing the same rank in the organization at the time of grant such as Senior Vice President or Vice President. Our management receives options in different amounts based upon their respective positions and responsibilities. These grants vest in 20% increments over five years, and no shares vest before the one-year anniversary of the grant. We spread the vesting over a five-year period to compensate executives for their contributions over time. From time to time, as we modified our capital structure in the past, we granted additional options to maintain ownership levels or to provide retention incentives for executives.
          In the future, our Compensation Committee and Board of Directors may consider awarding additional or alternative forms of equity incentives, such as stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other stock-based awards under our 2006 Incentive Compensation Plan.
Perquisites and other personal benefits
          The Company maintains a number of other broad-based employee benefit plans in which executive officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans. Benefits include:

•	Medical and dental insurance and cafeteria plan: Our medical and dental insurance and cafeteria plan is administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended. The plan includes medical and dental insurance, medical reimbursement and dependent care reimbursement plans.

•	401(k) plan: Pursuant to our 401(k) plan, we match 50% up to the first 6% of an employee’s contribution. 401(k) contributions from highly compensated employees are currently limited to a maximum of 5% of compensation, subject to statutory limits.

•	Life insurance and accidental death and dismemberment insurance: Pursuant to our Life Insurance and Accidental Death and Dismemberment Insurance plans, we pay the premium on a $10,000 term life insurance policy and a $10,000 accidental death and dismemberment insurance policy.
Severance Benefits
          Our severance pay plan provides severance benefits to our employees should their employment with us be terminated without cause and unrelated to a sale of a division or subsidiary, or as otherwise determined by the severance committee (consisting of human resources personnel and management), whereby the employee is entitled to an amount calculated based upon current position, salary and length of service. Our named executive officers are entitled, after completion of one year of service, to 52 weeks of severance pay at their base salary if their employment services are terminated without cause at any time. Employees at director level are entitled, after completion of one year of service, to two weeks of severance pay at their base salary for each year of service with a minimum of four weeks payment if their employment services are terminated without cause at any time; and managers are entitled to two weeks of severance pay at their base salary with a minimum of two weeks payment with the same restrictions.
          No severance pay plan payments were made to our executive officers in fiscal 2007.
Payments Upon Change of Control
          Prior to our initial public offering (the “IPO”) on June 15, 2006, our Board of Directors negotiated annual, automatically renewing Employment Agreements with its Chief Executive and Chief Financial Officers. The Chief Executive and Chief Financial Officers negotiated salary, severance and change of control benefits in amounts similar to their expiring agreements based upon their rank in the organization, with additional consideration offered for performance in their roles to that date. The Board of Directors approved the amounts similar to those offered to persons in similar positions in similarly-sized organizations.
          Except for Ms. Bunte, our executive officers do not have individual agreements that affect the amount paid or benefits provided following termination or change in control. In the event of a change of control, our executive officers do not receive any severance benefits under the Severance Pay Plan unless they are involuntarily terminated or had no reasonable opportunity to continue to work for the purchaser or acquirer of the organization. See Severance Benefits, above.
POTENTIAL PAYMENT UPON CHANGE OF CONTROL

Potential Severance
Named Executive	Benefit as of
Officers	December 29, 2007 ($)

Gillian Felix	170,890
David Pritchett	207,239
Frederick Quandt	207,239
          Under the terms of Ms. Bunte’s amended and restated employment agreement, had she been terminated at December 29, 2007 she would be entitled to certain benefits following termination of change in control.  See the “Employment

Agreements” section for additional discussion regarding Ms. Bunte’s employment agreement.  Had Ms. Bunte resigned or been terminated without cause or good reason on December 29, 2007, she would have received: (a) 200% of her current total annual base salary (a total benefit of approximately $414,000); and (b) all of Ms. Bunte’s then-outstanding options to acquire our common stock that were granted under our equity incentive plan would continue to vest following in accordance with their then-current vesting schedules (our approximate expense for the vesting of Ms. Bunte’s options would have been approximately $21,000). We would also have been required to make any COBRA continuation coverage premium payments for Ms.Bunte and her dependents for the earlier of two years and the date that she is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer (a total benefit of approximately $21,000 assuming the standard cost of medical benefits at our present premium level).
          Pursuant to Mr. Thompson’s resignation in January 2008, we will provide Mr. Thompson with the benefits to which he would be entitled pursuant to his employment agreement upon his resignation for good cause, or termination without cause, consisting of: (a) 200% of Mr. Thompson’s current total annual base salary (a total benefit of $750,000); (b) Mr. Thompson’s earned pro rata bonus for fiscal 2008; and (c) all then-outstanding options to acquire our common stock that were granted to Mr. Thompson under our equity incentive plan shall continue to vest following in accordance with their then-current vesting schedules. We will also make any COBRA continuation coverage premium payments for Mr. Thompson and his dependents for the earlier of two years and the date that he his is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
Tax Consequences of Compensation
          Our annual tax aggregate deductions for each named executive officer’s compensation (other than the Chief Financial Officer’s compensation) are potentially limited by Section 162(m) of the Internal Revenue Code (the “Code”) to the extent the aggregate amount paid to an executive officer exceeds $1.0 million per year, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions provided under Section 162(m) of the Code. At our current named executive officer compensation levels, we do not presently anticipate that Section 162(m) of the Code should be applicable, and accordingly, our Compensation Committee did not consider its impact in determining compensation levels for our named executive officers in fiscal 2007.

The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
REPORT OF THE COMPENSATION COMMITTEE
          The Compensation Committee has reviewed the above section titled Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2007 and the Company’s 2008 proxy statement filed pursuant to Schedule 14A of the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE
Martin Hanaka, Chairman
Noel Wilens
Glenda Chamberlain

          The following Summary Compensation Table summarizes the total compensation paid to or earned by our named executive officers.
SUMMARY COMPENSATION TABLE

					Stock	Option	All Other
					Award(s) ($)	Awards ($)	Compensation $
Name and Principal Position	Year	Salary ($)	Bonus ($)		(1)	(2)	(3)	Total $
James D. Thompson President and Chief Executive Officer	2007	403,580	—		—	214,200	2,250	620,030
	2006	325,000	—		738,956	55,470	6,357	1,125,783

Virginia Bunte Senior Vice President — Chief Financial	2007	207,239	—		—	61,200	6,217	274,656
Officer and Treasurer	2006	205,039	—		61,988	12,481	6,600	286,108

Gillian M. Felix (4) Senior Vice President, Human Resources	2007	170,890	—		—	151,400	—	322,289
and Guest Experience

David M. Pritchett Senior Vice President — Retail	2007	207,239	—		—	61,200	—	268,439
	2006	179,135	61,470	(5)	—	28,306	—	268,911

Frederick Quandt Senior Vice President — Merchandising	2007	207,239	—		—	61,200	5,421	273,860
	2006	205,442	—		60,131	12,481	5,288	283,343

(1)	Represents grants of restricted stock units that became fully vested upon the completion of our initial public offering in June 2006. The restricted stock units were valued as of June 15, 2006 at $11.50 per unit. Amounts shown do not reflect compensation actually received by the named executive officer, but represent the calculated compensation cost recognized by us in fiscal 2006 as determined pursuant to SFAS 123R. The assumptions underlying the calculation under SFAS 123R are discussed under Note 13, Stockholders’ Equity and Stock-based Compensation, in our Form 10-K for the fiscal year ended December 29, 2007.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer, but represent the calculated compensation cost recognized by us in fiscal 2006 as determined pursuant to SFAS 123R. The assumptions underlying the calculation under SFAS 123R are discussed under Note 13, Stockholders’ Equity and Stock-based Compensation, in our Form 10-K for the fiscal year ended December 29, 2007.

(3)	Represents matching contributions made by us under our Retirement Savings Plan, and in the case of Mr. Thomson, the value of personal benefits that are less than the minimum amount required to be reported.

(4)	Ms. Felix became our Senior Vice President — Human Resources and Guest Experience in October 2007. Previously, Ms. Felix was our Vice President — Human Resources.

(5)	Mr. Pritchett became our Senior Vice President — Retail in March 2006. Upon his acceptance of his position at Golfsmith, Mr. Pritchett received a signing bonus.

Equity Compensation Arrangements
2002 Incentive Stock Plan
          In 2002, we adopted our 2002 Incentive Stock Plan (the “2002 Plan”). Under the 2002 Plan, certain employees, members of our Board of Directors and third-party consultants may be granted options to purchase shares of our common stock, stock appreciation rights and restricted stock grants. Options are exercisable and vest in accordance with each option agreement. As of December 29, 2007, we had outstanding options to purchase 634,634 shares of our common stock under this plan. Following the adoption of our 2006 Incentive Compensation Plan, we have not, and do not intend to grant any more options under our 2002 Plan, although options previously granted under the 2002 Plan will remain outstanding and subject to its terms.
          Options, stock grants and stock appreciation rights granted under the 2002 Plan will accelerate and become fully vested in the event we are acquired or merge with another company. In addition, our Board of Directors may, upon a change in control, cancel the options, stock grants or stock appreciation rights, but only after providing the optionees or grantees with a reasonable period to exercise his or her options or stock appreciation rights or take appropriate action to receive stock subject to any stock grants. Under the 2002 Plan, our Board of Directors will not be permitted, without the adversely affected optionee’s or grantee’s prior written consent, to amend, modify or terminate our stock plan if the amendment, modification or termination would impair the rights of optionees or grantees. The plan will terminate in 2012 unless terminated earlier by our board of directors.
2006 Incentive Compensation Plan
          The Board of Directors adopted the 2006 Incentive Compensation Plan (the “2006 Plan”) effective June 16, 2006. Under the 2006 Plan we may issue or grant up to 1,800,000 options to purchase shares of our common stock, stock appreciation rights and restricted stock grants or performance units to employees, members of our Board of Directors and third-party consultants. The exercise price of options grated is equal the common stock share price on the date granted. As of December 29, 2007, we had outstanding options to purchase 624,437 shares of our common stock under the 2006 Plan.
          The Compensation Committee may provide for the payment of dividend equivalents with respect to shares of common stock subject to an award.
          The Compensation Committee administers the 2006 Plan. The Board of Directors may, subject to any legal limitations, exercise any powers or duties of the Compensation Committee concerning the 2006 Plan. The Compensation Committee will select eligible employees, directors and/or consultants of us and our subsidiaries or affiliates to receive options or other awards under the 2006 Plan and will determine the number of shares of common stock covered by those options or other awards, the terms under which options or other awards may be exercised. The Compensation Committee is authorized to interpret the 2006 Plan and awards and to accelerate the vesting or exercisability of awards subject to the limitations of the 2006 Plan. Holders of options, SARs, unvested restricted stock and other awards may not transfer those awards, unless they die or, except in the case of incentive stock options, if the Compensation Committee determines otherwise.
          If we undergo a change of control, the Compensation Committee may adjust outstanding awards by substituting stock or other securities of any successor or another party to the change of control transaction, or cash out outstanding options, SARs and other awards generally based on the consideration received by our shareholders in the transaction.
          Subject to particular limitations specified in the 2006 Plan, the Board of Directors may amend or terminate the 2006 Plan, and the Compensation Committee may amend awards outstanding under the 2006 Plan. The 2006 Plan will continue in effect until all shares of the common stock available under the 2006 Plan are delivered and all restrictions on those shares have lapsed, unless the 2006 Plan is terminated earlier by the Board of Directors.

Number of Securities
	Number of Securities				Remaining Available for
	to Be Issued upon		Weighted- Average		Future Issuance Under
	Exercise of		Exercise Price of		Equity Compensation
	Outstanding Options		Outstanding		Plans Excluding Securities
	and Rights		Options		Reflected in Column (a)
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	1,300,260	(2)	$7.59	(3)	1,286,999	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	1,300,260				1,286,999

(1)	Consists of our 2002 and 2006 Stock Incentive Plans

(2)	Includes 41,189 number of shares of DSU’s granted to our Board members that vest upon termination of their membership.

(3)	Calculated without taking into account 41,189 shares of common stock subject to oustanding DSU’s that will become issuable as those units vest without any cash consideration for such shares.

(4)	Consists of shares available for future issuance under our 2006 Stock Incentive Plan.
GRANTS OF PLAN-BASED AWARDS
          The following Grants of Plan-Based Awards Table summarizes the awards made to our named executive officers during fiscal 2007.

		All Other		Grant Date
		Option Awards:	Exercise or	Fair Value
		Number of	Base Price	of Stock
		Securities	of Option	and Option
		Underlying	Awards	Awards
Name	Grant Date (1)	Options (#)	($/Sh)	(2)
James D. Thompson (3)	8/20/07	70,000	6.26	214,200

Virginia E. Bunte	8/20/07	20,000	6.26	61,200

Gillian R. Felix	8/20/07	49,477	6.26	151,400

David M. Pritchett (3)	8/20/07	20,000	6.26	61,200

Frederick Quandt	8/20/07	20,000	6.26	61,200

(1)	Represents grant made under the 2006 Incentive Compensation Plan.

(2)	A discussion of the assumptions used in calculating these values may be found in Note 13 to our 2007 audited financial statements of our Form 10-K filed March 6, 2008.

(3)	Mr. Thompson and Mr. Pritchett are no longer with the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
          The following table contains information concerning equity awards as of December 29, 2007 for each named executive. These options were granted under the 2002 Stock Incentive Plan or the 2006 Incentive Compensation Plan.

		Option Awards
		Number of	Number of
		Shares	Shares
		Underlying	Underlying
		Unexercised	Unexercised		Option	Option
	Grant	Options (#)	Options (#)		Exercise	Expiration
Name	Date	Exercisable	Unexercisable		Price ($)	Date
James D. Thompson	6/16/2003	140,362	35,091	(1)	6.84	6/15/13
	8/20/2007	—	70,000	(2)	6.26	8/19/17

Virginia E. Bunte	6/16/2003	31,581	7,896	(1)	6.84	6/15/13
	8/20/2007	—	20,000	(2)	6.26	8/19/17

Gillian R. Felix	8/20/2007	—	49,477	(2)	6.26	8/19/17

David M. Pritchett	6/15/2006	7,895	31,582	(2)	11.50	6/15/16
	8/20/2007	—	20,000	(2)	6.26	8/19/17

Frederick Quandt	6/16/2003	31,581	7,896	(1)	6.84	6/15/13
	8/20/2007	—	20,000	(2)	6.26	8/19/17

(1)	When granted, the stock option was subject to a seven-year vesting period based on the Company’s attainment of financial goals, with complete vesting upon the seventh anniversary of the grant date. In June 2006, the vesting provisions of the stock options under the 2002 Incentive Stock Plan were modified to accelerate vesting of the underlying stock options, upon the completion of the initial public offering, such that the options vested and became exercisable in a series of installments, with 20% on the first anniversary of the date of grant and the remaining portion in equal annual installments over the remaining four years on the anniversary of the initial public offering, or June 15. As a result, these options were vested at 60% at June 15, 2006 based on the original grant date of June 16, 2003.

(2)	The stock option vests and becomes exercisable in a series of installments, with 20% on the first anniversary of the date of grant and the remaining portion in equal annual installments over the remaining four years.
Employment Agreements
          The Employment Agreement with our former Chief Executive Officer, Mr. Thompson, terminated upon his resignation in January 2008 and we have no further liability thereunder.
Virginia Bunte
          Under Ms. Bunte’s amended and restated employment agreement entered into in May 2006, Ms. Bunte agreed to serve as our Senior Vice President, Chief Financial Officer and Treasurer with the powers normally and customarily associated with such positions in a company of similar size and operating in a similar industry. The initial term of Ms. Bunte’s employment agreement is one year from June 2006, with automatic successive one-year extensions unless terminated by either party. Ms. Bunte’s base salary was $207,000 for fiscal 2006, including a possible annual bonus based upon attainment of financial targets for that fiscal year. Ms. Bunte reports to our Chief Executive Officer. The Board of Directors will have the right to terminate Ms. Bunte’s employment at any time with or without cause. If Ms. Bunte is terminated without cause, or she resigns for good reason, as those terms are defined in the employment agreement, she will be entitled to receive her earned but unpaid base salary and earned but unpaid bonus for any completed year, plus 200% of her current total annual base salary, the earned pro rata bonus for the year of termination, and payment by us of her and her dependents’ healthcare continuation coverage premiums for two years following her termination, or, if earlier, until she is eligible for coverage under another substantially equivalent plan, and her options under the 2002 Incentive Stock Plan will continue to vest following termination. This obligation will remain in effect even if Ms. Bunte accepts other employment. Ms. Bunte will have the right to terminate her employment with us at any time with or without good reason. Should Ms. Bunte’s employment be terminated for cause, or if she resigns without good reason, she will have the right to receive her earned but unpaid salary up to the date of termination and earned but unpaid bonus for any completed year. The board of directors will also have the right to terminate Ms. Bunte’s employment on or after the date she has a disability, as such term is defined in the employment agreement. While employed by us and thereafter until the end of the restricted period, as such term is defined in the employment agreement, Ms. Bunte may not be employed by or operate a competing business, as such term is defined in the employment agreement, and Ms. Bunte may not solicit certain of our officers, employees and independent contractors, within the meaning of the employment agreement.
DIRECTOR COMPENSATION
          The Board of Directors has adopted the Non-Employee Director Compensation Plan (the “Director Compensation Plan”) under which it compensates directors that are not employees of the Company or First Atlantic Capital, Ltd. Directors who are employees of either the Company or First Atlantic Capital, Ltd. may be reimbursed for their expenses, but are not otherwise compensated for service as a director.
          The Director Compensation Plan provides for Martin Hanaka, the Chairman of the Board, to receive an annual retainer in the amount of $135,000 for services and attendance at meetings of the Board of Directors and an annual grant of deferred stock units (“DSUs”) in the amount of $100,000 to be issued following the Company’s Annual Meeting each year. Mr. Hanaka became Chariman of the Board in April 2007. Upon Mr. Hanaka’s appointment as interim Chief Executive Officer in January 2008, the Board of Directors also approved an additional payment of $70,000 on account of the services performed by Mr. Hanaka in 2007, and a grant of 100,000 deferred share units for his services as interim Chief Executive Officer. Upon termination of Mr. Hanaka’s role as Chairman of the Company’s Board of Directors, Mr. Hanaka will receive cash compensation of $135,000 and a grant of DSUs in the amount of $100,000. Mr. Hanaka will continue to receive an annual grant of DSUs in the amount of $100,000 to be issued following the Company’s annual meeting for his continued service as a director of the Company.

DIRECTOR COMPENSATION TABLE

	Fees Earned	Stock
	or Paid	Awards ($)
Name	in Cash ($) (1)	(2)	Total
Martin Hanaka	114,250	116,546	230,796

Thomas Hardy	45,258	40,000	85,258

Marvin E. Lesser	62,258	40,000	102,258

Glenda Chamberlain	47,758	40,000	87,758

Lawrence Mondry	30,750	25,000	55,750

(1)	Represents annual retainer and board meeting attendance fees paid pursuant to the Non-Employee Director Compensation Plan in 2006.

(2)	Represents deferred stock units granted in 2006 under the Non-Employee Director Compensation Plan. Amounts shown do not reflect compensation actually received by the directors, but represent the calculated fair value of the DSUs in fiscal 2007 as determined pursuant to SFAS 123R. The assumptions underlying the calculation under SFAS 123R are discussed under Note 13, Stockholders’ Equity and Stock-based Compensation in our Form 10-K for the fiscal year ended December 29, 2007.
          Additionally, the Director Compensation Plan provides a $36,000 annual retainer for each non-employee director, as well as an annual retainer of $15,000 for the chair of the Audit Committee, and $5,000 annual retainers for the non-employee chairs of other standing committees. Directors are paid a fee of $1,500 for each board meeting and $1,000 for each committee meeting that they attend or equivalent time for director related special services performed outside of board or committee meetings as approved by the Chairman of the Board of Directors, and are reimbursed for any out-of-pocket expenses. The plan also authorizes an annual grant of DSUs in the amount of $40,000 to be issued to directors following the Company’s Annual Meeting each year.

SECURITY OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS
AND OWNERS OF MORE THAN FIVE PERCENT OF OUR COMMON STOCK
          The following table sets forth, as of March 10, 2008, the beneficial ownership of the Company’s common stock by each of the named executive officers and directors named in this Proxy Statement, and all of our directors and officers as a group, and all other beneficial owners of more than 5% of our outstanding common stock. Each beneficial owner has sole voting and investment power of the shares, except as noted.

	Common Shares		Vested Common		Total Common	Percent of
Name (1)	Owned		Share Rights		Share Rights	Class Owned
Directors and Executive Officers
Thomas Berglund (2)	1,500		—		1,500	*
Roberto Buaron (2)	9,463,558	(5)	—		9,463,558	57.8%
Virginia Bunte	6,510		31,581		38,091	*
Glenda Chamberlain	—		7,902	(8)	7,902	*
Matthew Corey	5,000		23,686		28,686	*
Gillian Felix	—		—		—	*
James Grover (2)	2,000		—		2,000	*
Martin Hanaka	51,032		116,128	(8)	167,160	1.0%
Thomas G. Hardy	42,382		8,579	(8)	50,961	*
Marvin E. Lesser	3,500		8,579	(8)	12,079	*
James Long (2)	—		—		—	*
Frederick Quandt	3,931		31,581		35,512	*
Noel Wilens (2)	5,000		—		5,000	*
All Directors and Officers as a group (20 persons)	9,587,658		252,539		9,840,197	60.1%

5% Holders
Carl Paul	1,523,140	(6)	—		1,523,140	9.3%
Franklin Paul	1,523,140	(6)	—		1,523,140	9.3%
Atlantic Equity Partners III, L.P. (2)	9,457,558	(7)	—		9,457,558	57.8%
Wellington Management Company, LLP (3)	1,675,600		—		1,675,600	10.2%
BlackRock, Inc. (4)	1,812,945		,—		1,812,945	11.1%

*	Represents less than 1%.

(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 11000 North I H 35, Austin, TX 78753.

(2)	The address for these beneficial owners is c/o First Atlantic Capital, Ltd., 135 East 57th Street, New York, NY 10022.

(3)	The address for these beneficial owners is 75 State Street, Boston, MA 02109.

(4)	The address for these beneficial owners is 40 East 52nd Street, New York, NY 10022.

(5)	Consists of 7,934,418 shares owned by Atlantic Equity Partners III, L.P. Mr. Buaron is the sole member of Buaron Capital Corporation III, LLC. Buaron Capital Corporation III, LLC is the managing member of Atlantic Equity Associates III, LLC. Atlantic Equity Associates III, LLC is the sole general partner of Atlantic Equity Associates III, L.P., which is the sole general partner of Atlantic Equity Partners III, L.P. and, as such, exercises voting and investment power over shares of capital stock owned by Atlantic Equity Partners III, L.P., including shares of our common stock. Mr. Buaron, as the sole member of Buaron Capital Corporation III, LLC has voting and investment power over, and may be deemed to beneficially own, the shares of our common stock owned by Atlantic Equity Partners III, L.P. Includes 1,523,140 shares owned by Carl and Franklin Paul which Atlantic Equity Partners III, L.P. that may be deemed to beneficially own by virtue of the stockholders agreement described in footnote (7). Mr. Buaron disclaims beneficial ownership of the shares owned by Carl and Franklin Paul and, except to the extent of his pecuniary interest therein, the shares held by Atlantic Equity Partners III, L.P. This number also includes 6,000 shares of Common Stock that Mr. Buaron directly holds.

(6)	Consists of 992,206 shares owned by Carl Paul and 530,934 shares owned by Franklin Paul. Does not include 7,934,413 shares owned by Atlantic Equity Partners III, L.P. that are subject to the stockholders agreement described in footnote 3.

(7)	Consists of 7,934,418 shares owned by Atlantic Equity Partners III, L.P. Includes 1,523,140 shares owned by Carl and Franklin Paul that are subject to a stockholders agreement pursuant to which Carl and Franklin Paul have agreed to vote such shares in favor of nominees to our board of directors proposed by Atlantic Equity Partners III, L.P. As a result of this arrangement, Atlantic Equity Partners III, L.P. may be deemed to be the beneficial owner of the shares held by Carl and Franklin Paul. Atlantic Equity Partners III, L.P. disclaims beneficial ownership of these shares. As described in footnote 5 above, Roberto Buaron, one of our directors, has voting and investment power over the shares of our common stock of owned by Atlantic Equity Partners III, L.P.

(8)	Represents Deferred Stock Units granted under the Director Compensation Plan that are fully vested, but are exercisable only upon completion of Board service.

CERTAIN TRANSACTIONS
          It is our policy not to participate in material related-party transactions with officers, directors, controlling persons and other insiders. Pursuant to the Company’s Code of Business Conduct and Ethics for Directors, Officers and Employees and Code of Ethics for Senior Executive and Financial Officers adopted on June 12, 2006 (each, the “Code”), directors, officers and employees must report, in person or in writing, any known or suspected violations of laws, governmental regulations or the Code, to Human Resources, the General Counsel or any member of the Audit Committee. Additionally, directors, officers, and employees may contact Human Resources or the General Counsel with a question or concern about the Code or a business practice. Upon receipt of a complaint under the Code, we will investigate the complaint and will involve agencies and resources outside of the company if and/or when such outside involvement appears advisable or necessary.
          If it is determined that a director, officer or employee of the company has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. Such action shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was intentional or inadvertent, the extent of the likely damage to the company and its stockholders resulting from the violation and whether the individual has committed previous violations of this Code or other corporate policy concerning ethical behavior. The Board of Directors shall provide a written notice to the individual involved in the violation stating that the Board of Directors or such designee has determined that there has been a violation and indicating the action to be taken by the Board of Directors against the individual.
Management Consulting Agreement
          In connection with our acquisition by Atlantic Equity Partners in October 2002, we entered into a management consulting agreement with First Atlantic Capital, pursuant to which First Atlantic Capital agreed to advise us on management matters. We terminated the management consulting agreement upon the closing of our initial public offering in June 2006, but retained an obligation to reimburse First Atlantic Capital for expenses incurred in connection with meetings between representatives of First Atlantic Capital and us in connection with First Atlantic Capital’s investment in us for so long as First Atlantic Capital holds at least 20% of our outstanding shares of common stock, but will not otherwise pay any fees under the Agreement. We did not reimburse First Atlantic Capital for any expenses incurred in 2007.
Management Rights Agreement
          We have entered into a management rights agreement with Atlantic Equity Partners effective June 2006.
          In the event that we are not, or we cease to be, a “controlled company” because Atlantic Equity Partners does not beneficially own, on its own or as part of a group, more than 50% of our outstanding common stock, and we are required by Nasdaq regulations to have a majority of independent directors on our Board of Directors, to the extent necessary, the Board of Directors will simultaneously be reduced or increased, as the case may be, in size to nine directors. This reduction or increase would be effective immediately following the first annual or special meeting of our stockholders at which directors are to be elected (a “Director Election”) or effective immediately upon board action by written consent. The Board of Directors shall remain at this size until the first Director Election after the date on which Atlantic Equity Partners holds less than 10% of our outstanding common stock.

          For so long as Atlantic Equity Partners continues to hold more than 25% of our outstanding common stock, it shall retain the right to designate three nominees for election to our Board of Directors, subject to compliance with Nasdaq regulations. If Atlantic Equity Partners continues to hold (1) less than 25% but at least 15% of our outstanding common stock, it will retain the right to designate two director nominees, and (2) less than 15% but at least 10% of our outstanding common stock, it will retain the right to designate one director nominee, and in each case, Atlantic Equity Partners will cause such number of directors nominated by Atlantic Equity Partners to resign as would be necessary to make the number of remaining directors correspond with Atlantic Equity Partners’ designation rights unless our Board of Directors decides that any such directors should continue to serve on our Board of Directors. Once Atlantic Equity Partners holds less than 10% of our outstanding common stock, it shall have no right to designate directors. Pursuant to the management rights agreement, for so long as Atlantic Equity Partners owns any shares of our common stock, Atlantic Equity Partners shall have the right to nominate a non-voting observer to attend board or committee meetings of us and our subsidiaries, subject to such observer signing a confidentiality undertaking with us.
          To the extent permitted by applicable law, Atlantic Equity Partners will have the right to include in any committee of our Board of Directors, or the Board of Directors or any committee of the Board of Directors of any of our subsidiaries, a number of directors equal to or greater than the proportion of directors nominated by Atlantic Equity Partners to our Board of Directors at that time.
Indemnification Agreements and Liability Insurance
          We have entered into indemnification agreements with each of our directors and executive officers and have purchased directors’ and officers’ liability insurance, appropriate for a public company. The indemnification agreements and our amended certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
MISCELLANEOUS
Voting on Other Matters
          Management is not aware of any other business to be transacted at the Annual Meeting. The Company’s Amended and Restated Bylaws outline procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted before the meeting. If any stockholder proposals or other business to be transacted properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.
Proposal of Stockholders for the 2009 Annual Meeting
          Any stockholder who intends to present a proposal at the annual meeting in the year 2009 (the “2008 Annual Meeting”) must deliver the proposal to the Secretary at 11000 N. IH-35, Austin, Texas 78753:
•	not less than 120 calendar days before the date that the Company’s proxy statement is released to stockholders in connection with the 2008 Annual Meeting, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; and

•	not earlier than 120 calendar days and not later than the close of business on the 90th calendar day prior to the first anniversary of the 2008 Annual Meeting, if the proposal is submitted pursuant to the Company’s Amended and Restated Bylaws, in which case we are not required to include the proposal in our proxy materials.

          The Company is not required to include in its proxy statement any form of proxy or stockholder proposal that fails to meet the requirements for stockholders set forth in its Amended and Restated Bylaws and/or established by the regulations of the SEC.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than ten percent of the Company’s Common Stock (“Section 16 Persons”) to file reports of ownership and changes in ownership in the Company’s Common Stock with the SEC and Nasdaq. Based on the Company’s records and other information the Company believes that all Section 16(a) filing requirements for the Section 16 Persons, except Mr. Berglund, have been complied with during or with respect to the fiscal year ended December 29, 2007. An initial report under Section 16(a) of the Securities Exchange Act of 1934 was not timely filed for Mr. Berglund when he became a director of the Company on May 10, 2007. Mr. Berglund held no shares of the Company’s Common Stock at that time.
*      *      *
Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or follow the alternate voting procedures described on the proxy.

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

V o t e   b y   T e l e p h o n e

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

V o t e   b y   I n t e r n e t

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

V o t e   b y   M a i l

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
Touch-Tone phone:
1-888-693-8683

Vote by Internet
Access the website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided.

Vote 24 hours a day, 7 days a week!
If you vote by telephone or Internet, please do not send your proxy by mail.

è
If voting by mail, Proxy must be signed and dated below.
ê    Please fold and detach card at perforation before mailing.    ê

GOLFSMITH INTERNATIONAL HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 6, 2008
This Proxy is solicited by the Board of Directors of Golfsmith International Holdings, Inc.
for use at the Annual Meeting on May 6, 2008.
By signing this proxy, you revoke all prior proxies and appoint Mr. Hanaka and Mr. Wood, and each of them, with each having the full power to appoint his substitute, to represent and to vote all the shares of Common Stock of Golfsmith International Holdings, Inc. you held in your account on March 10, 2008, at the Annual Meeting of Stockholders of Golfsmith International Holdings, Inc., and any adjournment or postponement of such meeting, in the manner specified on this proxy. In their discretion, Mr. Hanaka and Mr. Wood are also authorized to vote upon such other matters as may properly come before the meeting. Management presently is not aware of any such matters to be presented for action.

Dated:	, 2008

Signature

(Signature if held jointly)

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to National City Bank, PO Box 535300, Pittsburgh, PA 15235, so your shares are represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
ê    Please fold and detach card at perforation before mailing.    ê

GOLFSMITH INTERNATIONAL, INC.	PROXY
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WILL BE VOTED FOR EACH PROPOSAL.
The Board of Directors recommends a vote FOR proposals 1 and 2.
1.	Election of directors

Nominees:	(1) Martin Hanaka	(2) Thomas Berglund	(3) Roberto Buaron
	(4) Glenda Chamberlain	(5) James Grover	(6) Thomas G. Hardy
	(7) Marvin E. Lesser	(8) James Long	(9) Noel Wilens

❑	FOR all nominees listed	❑	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed above.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

2.	The ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 3, 2009.
          ❑ FOR                ❑ AGAINST                ❑ ABSTAIN
3.	To consider and transact such other business as may properly come before the meeting or any adjournments thereof.
Continued on the reverse side.